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                                                                      EXHIBIT 11

                             FISHER COMPANIES INC.

                       Computation of Per Share Earnings
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

                                      Six Months Ended              Three Months Ended
                                          June 30                        June 30
                                     1997         1996            1997               1996
                                  -----------  -----------  ----------------  ------------------
Weighted average common shares
and equivalents outstanding
during the period:
   Common shares                    4,265,367    4,265,172         4,267,516           4,265,172
   Stock options                        8,092                         12,745
   Restricted stock rights             13,060                         10,327
                                  -----------  -----------        ----------          ----------
     Total                          4,286,519    4,265,172         4,290,588           4,265,172
                                  ===========  ===========        ==========          ==========

Net income                        $10,916,000  $12,014,000        $7,035,000          $8,770,000
                                  ===========  ===========        ==========          ==========

Net income per common share       $      2.55  $     $2.82        $     1.64          $     2.06
                                  ===========  ===========        ==========          ==========

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